As filed with the Securities and Exchange Commission on September 14, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TRINITY CAPITAL INC.

(Exact name of registrant as specified in its charter)

Maryland	35-2670395
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1 N. 1st Street 3rd Floor Phoenix, Arizona	85004
(Address of Principal Executive Offices)	(Zip code)

2019 Trinity Capital Inc. Long Term Incentive Plan

Trinity Capital Inc. 2019 Non-Employee Director Restricted Stock Plan

(Full title of the plans)

Steven L. Brown

c/o Trinity Capital Inc.

1 N. 1st Street

3rd Floor

Phoenix, Arizona 85004

(Name and address of agent for service)

(480) 374 5350

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)		Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, par value $0.001 per share	3,600,000	(3)	$15.98	$57,528,000	$6,276.31
Common Stock, par value $0.001 per share	60,000	(4)	$15.98	$958,800	$104.61

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 also covers an indeterminate number of additional shares of common stock, par value $0.001 per share (“Common Stock”), of Trinity Capital Inc. (the “Registrant”) that may be issued under the plans referenced above as a result of stock splits, stock dividends or similar transactions.
(2)	Estimated solely for purposes of determining the amount of the registration fee in accordance with Rule 457(c) and (h) under the Securities Act, based upon the average of the high and low sales prices of the Common Stock of the Registrant as reported on the Nasdaq Global Select Market on September 10, 2021.
(3)	Represents shares of Common Stock of the Registrant reserved for issuance under the 2019 Trinity Capital Inc. Long Term Incentive Plan.
(4)	Represents shares of Common Stock of the Registrant reserved for issuance under the Trinity Capital Inc. 2019 Non-Employee Director Restricted Stock Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required in Part I of Form S-8 will be sent or given to participants in the 2019 Trinity Capital Inc. Long Term Incentive Plan and the Trinity Capital Inc. 2019 Non-Employee Director Restricted Stock Plan, as applicable, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the U.S. Securities and Exchange Commission (the “SEC”) either as part of this registration statement on Form S-8 (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Trinity Capital Inc. (the “Company,” “us” “our” or “we”) will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Company will furnish to the SEC or its staff a copy or copies of all of the documents included in such file. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the SEC are incorporated herein by reference and made a part hereof:

(a)(1)	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 4, 2021, and Amendment No. 1 thereto filed with the SEC on July 23, 2021;

(a)(2)	the Company’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 28, 2021 (but only with respect to information required by Part III of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020);

(b)(1)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2021, filed with the SEC on May 6, 2021;

(b)(2)	the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2021, filed with the SEC on August 5, 2021;

(b)(3)	the Company’s Current Reports on Form 8-K filed with the SEC on February 3, 2021, March 25, 2021, March 29, 2021, June 23, 2021, August 4, 2021, August 23, 2021, and August 24, 2021 (other than information deemed to have been “furnished” and not “filed” in accordance with SEC rules); and

(c)	the description of the Company’s common stock, par value $0.001 per share, contained in the Company’s Registration Statement on Form 8-A, filed with the SEC on January 28, 2021, as updated by Exhibit 4.9 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 4, 2021, including any amendments or reports filed for the purpose of updating such description.

All documents filed with the SEC by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold, or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 2-418 of the Maryland General Corporation Law allows for the indemnification of officers, directors and any corporate agents in terms sufficiently broad to indemnify these persons under certain circumstances for liabilities, including reimbursement for expenses, incurred arising under the Securities Act.

Our articles of amendment and restatement and bylaws provide that we shall indemnify our directors and officers to the fullest extent authorized or permitted by law and this right to indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, we are not obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by the person unless the proceeding (or part thereof) was authorized or consented to by our Board of Directors. The right to indemnification conferred includes the right to be paid by us the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition.

So long as we are regulated under the Investment Company Act of 1940, as amended (the “1940 Act”), the above indemnification is limited by the 1940 Act or by any valid rule, regulation or order of the SEC thereunder. The 1940 Act provides, among other things, that a company may not indemnify any director or officer against liability to it or its security holders to which he or she might otherwise be subject by reason of his or her willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office unless a determination is made by final decision of a court, by vote of a majority of a quorum of directors who are disinterested, non-party directors or by independent legal counsel that the liability for which indemnification is sought did not arise out of the foregoing conduct.

We will indemnify each indemnitee against any liabilities relating to the offering of our securities or our business, operation, administration or termination, if the indemnitee acted in good faith and in a manner it believed to be in, or not opposed to, our interests and except to the extent arising out of the indemnitee’s gross negligence, fraud or knowing and willful misconduct. We may pay the expenses incurred by the indemnitee in defending an actual or threatened civil or criminal action in advance of the final disposition of such action, provided the indemnitee agrees to repay those expenses if found by adjudication not to be entitled to indemnification.

We have entered into indemnification agreements with our directors and executive officers. The indemnification agreements are intended to provide our directors and executive officers with the maximum indemnification permitted under Maryland law and the 1940 Act. Each indemnification agreement provides that we will indemnify the director or executive officer who is a party to the agreement, including the advancement of legal expenses, if, by reason of his or her corporate status, such director or executive officer is, or is threatened to be, made a party to or a witness in any threatened, pending, or completed proceeding, other than a proceeding by or in our right, to the maximum extent permitted by Maryland law and the 1940 Act.

Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

Exhibit No.	Description
4.1	Articles of Amendment and Restatement (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form 10 filed on January 16, 2020).
4.2	Bylaws (incorporated by reference to Exhibit 3.2 to the Company’s Registration Statement on Form 10 filed on January 16, 2020).
4.3	2019 Trinity Capital Inc. Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 23, 2021).
4.4	Form of Restricted Stock Agreement (2019 Trinity Capital Inc. Long Term Incentive Plan).*
4.5	Trinity Capital Inc. 2019 Non-Employee Director Restricted Stock Plan (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 23, 2021).
4.6	Form of Restricted Stock Agreement (Trinity Capital Inc. 2019 Non-Employee Director Restricted Stock Plan).*
5.1	Opinion of Eversheds Sutherland (US) LLP.*
23.1	Consent of Eversheds Sutherland (US) LLP (included in Exhibit 5.1 hereto).*
23.2	Consent of Ernst & Young LLP.*
24.1	Power of Attorney (included on signature page).*

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 14th day of September, 2021.

TRINITY CAPITAL INC.

By:	/s/ Steven L. Brown
Name: Steven L. Brown Title: Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each officer and director of Trinity Capital Inc. whose signature appears below hereby constitutes and appoints Steven L. Brown, David Lund and Sarah Stanton, and each of them to act without the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution, resubstitution and revocation, for him and on his behalf and in his name, place and stead, in any and all capacities, to execute and file this Registration Statement on Form S-8 and any and all amendments thereto (including, without limitation, any post-effective amendments), with any and all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities indicated on September 14, 2021.

Name	Title

/s/ Steven L. Brown	Chairman and Chief Executive Officer
Steven L. Brown	(Principal Executive Officer)

/s/ David Lund	Chief Financial Officer, Executive Vice President — Finance and Strategic Planning, and Treasurer
David Lund	(Principal Financial and Accounting Officer)

/s/ Kyle Brown	Director, President and Chief Investment Officer
Kyle Brown

/s/ Edmund G. Zito	Director
Edmund G. Zito

/s/ Richard R. Ward	Director
Richard R. Ward

/s/ Ronald E. Estes	Director
Ronald E. Estes

/s/ Michael E. Zacharia	Director
Michael E. Zacharia